Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Reports Second Quarter 2009 Results
EDEN PRAIRIE, Minnesota — April 29, 2009 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of drug delivery and surface modification technologies to the healthcare industry, today reported financial results for the second quarter ended March 31, 2009.
Second Quarter Summary:
•	Financial highlights:
o	Revenue of $20.9 million

o	Operating income of $6.2 million

o	Net income of $4.2 million

o	Diluted EPS of $0.24
•	Revenue by market:
o	Therapeutic:
▪	Cardiovascular — $9.6 million

▪	Ophthalmology — $3.7 million

▪	Other Markets — $2.9 million
o	Diagnostic — $4.7 million
•	Product sales of $4.8 million, representing 24% sequential growth from the first quarter of 2009

•	First license fee revenue from SurModics Pharmaceuticals (formerly Brookwood Pharmaceuticals)

•	Repurchased $2.2 million of SurModics stock; cumulative $27.7 million purchased in $35 million program authorized in November 2007

•	Cash and investments of $58.9 million; no debt

•	Six new licenses with SurModics customers

•	Five new product classes introduced by our customers
“SurModics is pleased to deliver solid financial results for the second quarter, particularly in light of the difficult economic environment,” said Bruce Barclay, president and CEO. “Our second quarter performance is especially gratifying coming on the heels of soft product sales in the first quarter. Product sales increased 24% on a sequential basis compared with the first quarter. Further, the restructuring actions taken in the first quarter of fiscal 2009, while difficult, have already begun to yield positive results from both financial and operational standpoints. In total, we have reduced our operating expenses, excluding product costs, in the second quarter by nearly $3.5 million compared with the year-ago quarter.”

SurModics Second Quarter 2009 Results

“In addition, we are making good progress against our published fiscal 2009 goals, particularly with respect to signed license agreements and customer product launches. More broadly, we remain on track to achieve our remaining fiscal 2009 goals,” continued Barclay. “We continue to add new projects in ophthalmology and are making excellent progress in our partner-supported product development programs for both back-of-the-eye and front-of-the-eye diseases. As further evidence of the progress we are making with our business model, SurModics Pharmaceuticals generated its first license fee revenue during the quarter.”
Revenue for the second quarter of fiscal 2009 was $20.9 million, compared with $25.7 million in the year earlier period. Operating income was $6.2 million, compared with $7.2 million in the prior-year period. Net income was $4.2 million, compared with $5.1 million in the same period last year. Diluted earnings per share was $0.24, compared with $0.28 in the second quarter of fiscal 2008.
For the first six months of fiscal 2009, revenue was $84.1 million, compared with $49.5 million in the year earlier period. Operating income was $48.9 million, compared with $14.8 million in the prior year period; net income was $31.3 million, compared with $10.8 million in the year earlier period; and diluted net income per share was $1.78, compared with $0.58 in the first six months of fiscal 2008. Results for the first quarter of fiscal 2009 included the recognition of $34.8 million of previously deferred revenue, as well as a $9 million milestone payment, both in connection with Merck’s termination of its agreement with SurModics.
SurModics’ pipeline continues to represent significant potential. The Company added six new licenses in the second quarter, for a fiscal year-to-date total of 14 against its goal of signing 18 new licenses in fiscal 2009. The Company’s customers launched five new product classes in the marketplace during the quarter, for a fiscal year-to-date total of seven against its goal of 10 launches in fiscal 2009. As of March 31, 2009, SurModics’ customers had 102 licensed product classes generating royalty revenue, compared with 100 a year ago; the total number of licensed product classes not yet launched was 106, up from 103 in the prior-year period; and major non-licensed opportunities totaled 92, compared with 90 a year ago. In total, SurModics now has a portfolio of 198 potential commercial products in development diversified across multiple clinical indications and technology platforms.

SurModics Second Quarter 2009 Results

SurModics’ cash and investment balance totaled $58.9 million as of March 31, 2009, with no debt. For the first six months of fiscal 2009, operating cash flow was $16.9 million, compared with $8.9 million in the first six months of fiscal 2008. Operating cash flow for the second quarter was negative $0.6 million, compared with positive $4.5 million in the second quarter of fiscal 2008.
“SurModics continues to be in excellent financial health,” said Phil Ankeny, senior vice president and chief financial officer. “The negative operating cash flow experienced in the second quarter reflects timing issues associated with tax payments and accounts receivable. We anticipate a return to positive quarterly operating cash flow for the upcoming quarters. The Company’s strong year-to-date operating cash flow and healthy balance sheet with zero debt provide a major competitive advantage in the current environment. In addition, we continue to demonstrate disciplined deployment of capital with a goal of enhancing shareholder value, principally in the areas of share repurchase, and facilities-related and business development investments. We repurchased approximately $2.2 million of our stock in the second quarter, and as of March 31, 2009, we had a remaining authorization of $7.3 million. Additionally, the build-out of our development and cGMP manufacturing facility in Alabama is currently tracking to our timeline and budget. Finally, SurModics is continuing to review business development opportunities, which are even more abundant in the current environment.”
Live Webcast
SurModics will host a webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the Company’s website at www.surmodics.com, and click on the second quarter webcast icon. If you do not have access to the Internet and want to listen to the audio by phone, dial 800-257-2182. A replay of the first quarter conference call will be available by dialing 800-405-2236 and entering conference call ID 11130107. The audio replay will be available beginning at 7:00 p.m. CT on Wednesday, April 29, until 7:00 p.m. CT on Wednesday, May 6.
About SurModics, Inc.
SurModics’ vision is to extend and improve the lives of patients through technology innovation. The Company partners with the world’s foremost medical device, pharmaceutical and life science companies to develop and commercialize innovative products that result in improved diagnosis and treatment for patients. Core offerings include: drug delivery technologies (coatings, microparticles, nanoparticles, and

SurModics Second Quarter 2009 Results

implants); surface modification coating technologies that impart lubricity, prohealing, and biocompatibility capabilities; and components for in vitro diagnostic test kits and specialized surfaces for cell culture and microarrays. SurModics is headquartered in Eden Prairie, Minnesota and its SurModics Pharmaceuticals subsidiary is located in Birmingham, Alabama. For more information about the Company, visit www.surmodics.com. The content of SurModics’ website is not part of this release or part of any filings the Company makes with the SEC.
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, such as our expectations about our pipeline, our ability to achieve our fiscal 2009 company goals, our expected return to positive quarterly operating cash flow, our continued growth, and our performance in the near- and long-term, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated, including the following: (1) our reliance on third parties (including our customers and licensees) and their failure to successfully develop, obtain regulatory approval for, market and sell products incorporating our technologies may adversely affect our business operations, our ability to realize the full potential of our pipeline, and our ability to achieve our fiscal 2009 Company goals; (2) costs or difficulties relating to the integration of the businesses of SurModics Pharmaceuticals and BioFX Laboratories, and the drug delivery assets and collaborative programs acquired from PR Pharmaceuticals, Inc., with SurModics’ business may be greater than expected and may adversely affect the Company’s results of operations and financial condition; (3) developments in the regulatory environment, as well as market and economic conditions, may adversely affect our business operations and profitability; and (4) other factors identified under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, and updated in our subsequent reports filed with the SEC. These reports are available in the Investors section of our website at www.surmodics.com and at the SEC website at www.sec.gov. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them in light of new information or future events.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700

SurModics Second Quarter 2009 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2009	2008	2009	2008
	(Unaudited)		(Unaudited)
Revenue
Royalties and license fees	$10,052	$13,809	$57,799	$26,987
Product sales	4,776	4,700	8,632	9,907
Research and development	6,097	7,198	17,710	12,642

Total revenue	20,925	25,707	84,141	49,536

Operating costs and expenses
Product costs	1,838	2,154	3,353	4,129
Research and development	8,484	10,370	17,837	19,904
Selling, general and administrative	4,403	6,002	9,086	10,751
Restructuring charges	—	—	1,798	—
Purchased in-process research and development	—	—	3,200	—

Total operating expenses	14,725	18,526	35,274	34,784

Income from operations	6,200	7,181	48,867	14,752

Investment income and other	417	1,184	1,002	2,904

Income before income taxes	6,617	8,365	49,869	17,656

Income tax provision	(2,401)	(3,258)	(18,568)	(6,903)

Net income	$4,216	$5,107	$31,301	$10,753

Basic net income per share	$0.24	$0.28	$1.79	$0.60

Diluted net income per share	$0.24	$0.28	$1.78	$0.58

Weighted average shares outstanding
Basic	17,320	18,102	17,509	18,055
Diluted	17,349	18,428	17,554	18,421

SurModics Second Quarter 2009 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	September 30,
	2009	2008
	(Unaudited)
Assets
Current assets
Cash and short-term investments	$13,735	$24,627
Accounts receivable	12,868	14,589
Inventories	3,105	2,651
Other current assets	2,753	4,642

Total current assets	32,461	46,509

Property and equipment, net	53,640	41,897
Long-term investments	45,181	47,351
Intangibles, net	18,755	16,870
Goodwill	21,055	18,001
Other assets	10,948	20,400

Total assets	$182,040	$191,028

Liabilities and Stockholders’ Equity
Current liabilities *	$13,986	$8,191

Deferred revenue (current and long-term)	1,460	37,578

Other liabilities	4,495	3,453

Total stockholders’ equity	162,099	141,806

Total liabilities and stockholders’ equity	$182,040	$191,028

*	Current liabilities exclude current portion of deferred revenue.

SurModics Second Quarter 2009 Results

SurModics, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

	Six Months Ended
	March 31,
	2009	2008
	(Unaudited)
Operating Activities:
Net income	$31,301	$10,753
Depreciation and amortization	2,999	2,993
Stock-based compensation	3,632	5,351
Purchased in-process research and development	3,200	—
Restructuring charges	1,798	—
Deferred taxes	9,203	(1,129)
Net other operating activities	563	(1,598)
Change in operating assets and liabilities:
Accounts receivable	1,721	(1,683)
Accounts payable and accrued liabilities	(2,529)	31
Income taxes	1,427	(7,603)
Deferred revenue	(36,118)	1,988
Net change in other operating assets and liabilities	(335)	(159)

Net cash provided by operating activities	16,862	8,944

Investing Activities:
Net purchases of property and equipment	(11,269)	(2,030)
Business acquisition	(4,040)	—
Cash restricted for land purchase	—	(1,630)
Collection of notes receivable	—	5,870
Net other investing activities	3,891	3,440

Net cash (used in) provided by investing activities	(11,418)	5,650

Financing Activities:
Issuance of common stock	655	1,848
Purchase of common stock to fund employee taxes	(436)	(1,450)
Repurchase of common stock	(14,998)	(2,601)
Net other financing activities	(509)	543

Net cash used in financing activities	(15,288)	(1,660)

Net change in cash and cash equivalents	(9,844)	12,934

Cash and cash equivalents
Beginning of period	15,376	13,812

End of period	$5,532	$26,746